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P. R. China

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F +86 21 2412 6150

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Exhibit 15.2

April 23, 2020

To: Qutoutiao Inc.

11/F, Block 3, XingChuang Technology Center

Shen Jiang Road 5005,

Pudong New Area, Shanghai, 200120

People’s Republic of China

+86-21-6858-3790

Re: Annual Report on Form 20-F of Qutoutiao Inc.

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this consent, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such, are qualified to advise on the laws and regulations of the PRC effective as at the date hereof.

We are acting as the PRC counsel to Qutoutiao Inc (the “Company”), an exempted company incorporated under the laws of the Cayman Islands, in connection with the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019 (the “2019 Annual Report”).

We consent to the reference to our firm under the headings “Risk Factors” and “Organizational Structure” in the Company’s 2019 Annual Report, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the 2019 Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons